SHARE EXCHANGE AGREEMENT

among

Sterling Gold Corp.,
a Nevada Corporation

and

iDcentrix, Inc.,
a Delaware Corporation

and

the Shareholders of iDcentrix, Inc. and the Shareholders Representative

made as of

January 16, 2008

TABLE OF CONTENTS

I. DEFINITIONS		1

II. EXCHANGE		6
2.1	Share Exchange	6
2.2	Share Exchange Consideration.	6
2.3	Option Exchange.	7

III. CLOSING		7
3.1	The Closing	7
3.2	Effective Time.	7
3.3	Closing Procedures.	7
3.4	Post-Closing Matters.	10
3.5	Further Assurances	11

IV. SHAREHOLDERS REPRESENTATIVE		11
4.1	Appointment.	11
4.2	Replacement.	11
4.3	Powers of Appointment.	11
4.4	Liability.	12
4.5	Acceptance.	12
4.6	Indemnification of Shareholders Representative.	12

V. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS		12
5.1	Title to Shares	12
5.2	Incorporation; Power and Authority	12
5.3	Valid and Binding Agreement	12
5.4	No Breach; Consents	13
5.5	Brokerage	13
5.6	Investment	13

VI. REPRESENTATIONS AND WARRANTIES OF IDCENTRIX		17
6.1	Incorporation; Power and Authority.	17
6.2	Valid and Binding Agreement	17
6.3	No Breach; Consents.	17
6.4	Capitalization	17
6.5	Subsidiaries	18
6.6	Financial Statements	18
6.7	Absence of Undisclosed Liabilities	18
6.8	Books and Records	18
6.9	Absence of Certain Developments	18
6.10	Property	20
6.11	Accounts Receivable	20
6.12	Tax Matters	21
6.13	Intellectual Property Rights	21
6.14	Material Contracts	22
6.15	Litigation	23
6.16	Insurance	23
6.17	Compliance with Laws; Governmental Authorizations	23
6.18	Environmental Matters	24
6.19	Employees	25
6.20	Employee Benefits	25
6.21	Affiliate Transactions	25
6.22	Brokerage	26
6.23	Solvency	26
6.24	Confidentiality.	26
6.25	Disclosure	26

VII. REPRESENTATIONS AND WARRANTIES OF STERLING		26
7.1	Incorporation; Power and Authority	26
7.2	SEC Reporting.	27
7.3	Capitalization.	27
7.4	Subsidiaries	27
7.5	Valid and Binding Agreement	27
7.6	No Breach; Consents	28
7.7	Brokerage	28
7.8	Investment Intent	28
7.9	Authorized Capital and Exchange Shares	28
7.10	Financial Statements	28
7.11	Certain Tax Matters	28
7.12	Undisclosed Liabilities	29
7.13	Interim Changes	29
7.14	Title to Property.	31
7.15	Books and Records	31
7.16	Litigation	31
7.17	Insurance	31
7.18	Compliance with Laws; Governmental Authorizations	31
7.19	Environmental Matters	31
7.20	Employees	32
7.21	Employee Benefits	32
7.22	Affiliate Transactions	33
7.23	Solvency	33
7.24	Material Contracts	33
7.25	Confidentiality.	34
7.26	Access to Information Regarding iDcentrix.	35
7.27	Disclosure	35

VIII. COVENANTS OF SHAREHOLDERS, IDCENTRIX AND STERLING		35
8.1	iDcentrix Conduct of the Business	35
8.2	Sterling Conduct of Business	35
8.3	Notice of Developments	36
8.4	Audited Financial Statements	36
8.5	Sterling Listing	36
8.6	Other Covenants.	36

IX. ORGANIZATIONAL DOCUMENTS OF STERLING AFTER SHARE EXCHANGE		36
9.1	Sterling Articles of Incorporation.	36
9.2	Sterling Bylaws.	37

X. OFFICERS AND DIRECTORS OF STERLING AFTER SHARE EXCHANGE		37
10.1	Directors.	37
10.2	Officers	37

XI. CONDITIONS TO CLOSING		37
11.1	Conditions to Sterling’s Obligations	37
11.2	Conditions to Shareholders’ Obligations	38

XII. INDEMNIFICATION		38
12.1	Indemnification by Shareholders	38
12.2	Indemnification by iDcentrix	39
12.3	Indemnification by Sterling	39

XIII. GENERAL		40
13.1	Press Releases and Announcements	40
13.2	Expenses	40
13.3	Amendment and Waiver	41
13.4	Notices	41

13.5	Assignment	42
13.6	No Third-Party Beneficiaries	42
13.7	Severability	42
13.8	Complete Agreement	42
13.9	Schedules	42
13.10	Signatures; Counterparts	43
13.11	Governing Law	43
13.12	Specific Performance	43
13.13	Jurisdiction	43
13.14	Waiver of Jury Trial	43
13.15	Construction	44
13.16	Time of Essence	44

SIGNATURES		45

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”) among Sterling Gold Corp., a Nevada corporation (“Sterling”), iDcentrix, Inc., a Delaware corporation (“iDcentrix”), and all the holders of common shares of iDcentrix, named on Schedule 2.2 hereto (the “Shareholders”), and Francine Dubois as the appointed representative of the Shareholders (the “Shareholders Representative”) is effective as of January 16, 2008.

Recitals

WHEREAS, the Shareholders own all of the outstanding capital stock of iDcentrix;

WHEREAS, iDcentrix has executed technology sub-license agreements with Fortress Paper Ltd. (“Fortress Paper”) giving iDcentrix exclusive rights in Canada, the United States, and Mexico and non-exclusive rights in the rest of the world, excluding Switzerland and Africa, to Landqart AG’s (“Landqart”) LQard® I and II security card technology (“LQard Technology”), which Fortress Paper has granted pursuant to its license agreement with Landqart, its wholly-owned subsidiary (iDcentrix’s use of rights to the LQard Technology is referred to hereinafter as the “Business”);

WHEREAS, the Shareholders desire to transfer, and Sterling desires to acquire, all of the outstanding capital stock and other equity interests of iDcentrix, by issuing shares of common stock of Sterling (“Sterling Shares”) as consideration, on the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”);

WHEREAS, iDcentrix intends to secure financing for the Business in the amount of up to US$4,050,000 through the completion of a private placement of up to 5,400,000 shares of common stock of iDcentrix (“Private Placement Shares”) at US$0.75 per Private Placement Share on a best efforts basis (the “Private Placement”), which Private Placement is to close just prior to the Share Exchange;

WHEREAS, the President of Sterling owns 4,900,000 restricted Sterling Shares (the “President Shares”), and Sterling has agreed that prior to the Share Exchange, Sterling will cancel, or will cause to be cancelled, all 4,900,000 of the President Shares; and

WHEREAS, the Shareholders, iDcentrix and Sterling desire that following the Share Exchange, iDcentrix will be a wholly-owned subsidiary of Sterling and Sterling will continue as a public company with iDcentrix’s directors and management on the Closing Date becoming the directors and management of Sterling moving forward; and

WHEREAS, following the Share Exchange, pursuant to a shareholder consent resolution, Sterling will amend its articles of incorporation to change its name to iDcentrix, Inc. (the “Name Change”); and

WHEREAS, iDcentrix and Sterling have provided the Shareholders with an information statement (the “Information Statement”) describing the Share Exchange and the Business and seeking the Shareholders’ approval of the Share Exchange, to which this Agreement is attached as Annex A.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I. DEFINITIONS

Certain terms not defined in this Article I are defined in Article II.

“Admitted Claim” has the meanings set forth in Sections 12.1(b), 12.2(b), and 12.3(b).

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Ancillary Agreements” means any other agreements that the Parties may mutually agree are necessary or desirable in connection with the Closing.

“Articles of Incorporation” has the meaning set forth in Section 9.1.

“Business” has the meaning set forth in the recitals to this Agreement.

“Bylaws” has the meaning set forth in Section 9.2.

“Canadian Securities Commissions” has the meaning set forth in Section 5.6(a).

“Canadian Securities Laws” means any of the securities laws or regulations of any of the provinces of Canada or as promulgated by the Canadian Securities Commissions.

“Capital Lease” means a lease on which iDcentrix or Sterling, as the case may be, is a lessee that is a capital lease as determined in accordance with U.S. GAAP.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“Disclosure Schedule” means all the schedules delivered by the Shareholder Representative and iDcentrix to Sterling or by Sterling to iDcentrix and the Shareholder Representative, as the case may be, pursuant to this Agreement.

“Effective Time” has the meaning set forth in Section 3.2.

“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Consideration” has the meaning set forth in Section 2.2(a).

“Exchange Rate” has the meaning set forth in Section 2.2(b).

“Exchange Shares” has the meaning set forth in Section 2.2(a).

“Fortress Paper” has the meaning set forth in the recitals to this Agreement.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“iDcentrix” has the meaning set forth in the first paragraph of this Agreement.

“iDcentrix Intellectual Property Rights” means Intellectual Property Rights owned or licensed by iDcentrix as described on Schedule 6.13(a).

“iDcentrix Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could reasonably be expected to have, a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations, prospects or customer, supplier or employee relationships of iDcentrix, taken as a whole.

“iDcentrix Material Contracts” has the meaning set forth in Section 6.14(a).

“iDcentrix Option” has the meaning set forth in Section 2.3.

“iDcentrix Shares” has the meaning set forth in Section 2.1.

“Indemnitee” has the meanings set forth in Sections 12.1(a), 12.2(a) and 12.3(a).

“Indemnitee Claim” has the meanings set forth in Section 12.1(a), 12.2(a) and 12.3(a).

“Indemnitee Losses” has the meanings set forth in Sections 12.1(a), 12.2(a), and 12.3(a).

“Information Statement” has the meaning set forth in the recitals to this Agreement.

“Insider” means (i) a shareholder, officer, director or employee of iDcentrix or Sterling, as the case may be, (ii) any member of the immediate family of any shareholder, officer, director or employee of iDcentrix or Sterling, as the case may be, or (iii) any entity in which any of the Persons described in clause (i) or (ii) owns any beneficial interest (other than less than one percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or publicly traded on the NASDAQ Global Select Market®, NASDAQ Global Market®, or NASDAQ Capital Market®).

“Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered, (iv) trade secrets, (v) rights in internet domain names, uniform resource locators and e-mail addresses, (vi) rights in semiconductor topographies (mask works), registered or unregistered, (vii) know-how and (viii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.

“International Jurisdiction” has the meaning set forth in Section 5.6(q).

“Knowledge” means the knowledge of such Person or any knowledge that would have been acquired by any such Person upon appropriate reasonable inquiry and investigation.

“Landqart” has the meaning set forth in the recitals to this Agreement.

“Latest Balance Sheet” has the meaning set forth in Section 6.6.

“Latest Balance Sheet Date” has the meaning set forth in Section 6.6.

“Latest Financial Statements” has the meaning set forth in Section 6.6.

“Law” means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.

“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Loss” means any Litigation, Governmental Order, complaint, claim, demand, damage, deficiency, penalty, fine, cost, amount paid in settlement, liability, obligation, Tax, Encumbrance, loss, expense or fee, including court costs and attorneys’ fees and expenses.

“LQard Technology” has the meaning set forth in the recitals to this Agreement.

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could reasonably be expected to have, a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations, prospects or customer, supplier or employee relationships of iDcentrix or Sterling, as the case may be, taken as a whole.

“Name Change” has the meaning set forth in the recitals to this Agreement.

“Name Change Resolution” has the meaning set forth in Section 9.1.

“NI 45-102” has the meaning set forth in Section 5.6(o)(ix).

“NI 45-106” has the meaning set forth in Section 5.6(o)(vi).

“Offshore Transaction” has the meaning given thereto under Regulation S of the Securities Act.

“Ordinary Course of Business” means the ordinary course of business of iDcentrix or Sterling, as the case may be, consistent with past custom and practice.

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

“OSC” has the meaning set forth in Section 5.6(o)(vii)(A).

“OSC Information” has the meaning set forth in Section 5.6(o)(vii)(A).

“Owned Real Property” has the meaning set forth in Section 6.10(b).

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments (except assessments for public improvements levied, pending or deferred against Real Property) that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest), (ii) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (iii) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Real Property and which do not unreasonably restrict the use thereof or proposed use thereof in the Ordinary Course of Business, (iv) statutory Encumbrances in favor of lessors arising in connection with any leased property leased to iDcentrix or Sterling, as the case may be, (v) Encumbrances reflected in the Latest Financial Statements or arising under iDcentrix Material Contracts or Sterling Material Contracts, as the case may be, and (vi) Encumbrances that will be removed prior to or in connection with the Closing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits, (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits.

“Power of Attorney for Approval of Name Change and Consent to Share Exchange” means the power of attorney attached to the Information Statement as Annex B, as more fully described in Section 9.1.

“President Shares” has the meaning set forth in the recitals to this Agreement.

“Private Placement” has the meaning set forth in the recitals to this Agreement.

“Private Placement Shares” has the meaning set forth in the recitals to this Agreement.

“Qualifying Provinces” has the meaning set forth in Section 5.6(o)(vi).

“Real Property” means real property owned, leased, controlled or occupied by iDcentrix or Sterling, as the case may be.

“Registered Intellectual Property Rights” means Intellectual Property Rights that are the subject of a pending application or an issued patent, trademark, copyright, design right or other similar registration formalizing exclusive rights.

“Remedies Exception,” when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Return” means any return, declaration, report, estimate, information return and statement pertaining to any Taxes.

“Required Consent” means any consent necessary to legally undertake the transactions of this Agreement, including but not limited to, any consents of spouses of the Shareholders.

“Required Financial Statements” has the meaning set forth in Section 8.3.

“SEC” has the meaning set forth in Section 5.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Share Exchange” has the meaning set forth in the recitals to this Agreement.

“Shareholders” has the meaning set forth in the first paragraph of this Agreement.

“Shareholders Representative” has the meaning set forth in the first paragraph of this Agreement.

“Software” means computer programs or data in computerized form, whether in object code, source code or other form.

“Sterling” has the meaning set forth in the first paragraph of this Agreement.

“Sterling Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could reasonably be expected to have, a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations, prospects or customer, supplier or employee relationships of Sterling, taken as a whole.

“Sterling Material Contracts” has the meaning set forth in Section 7.24(a).

“Sterling SEC Reports” has the meaning set forth in Section 7.2.

“Sterling Shares” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means any Person in which any ownership interest is owned, directly or indirectly, by another Person.

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity.

“Third-Party Intellectual Property Rights” means Intellectual Property Rights in which a Person other than iDcentrix or a Subsidiary has any ownership interest.

“U.S. GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“U.S. Person” has the meaning set forth in Regulation S of the Securities Act.

II. EXCHANGE

2.1 Share Exchange.

At the Closing and on the terms and subject to the conditions set forth in this Agreement, the Shareholders agree to transfer to Sterling, and Sterling agrees to acquire, all of the issued and outstanding shares of common stock of iDcentrix (“iDcentrix Shares”) from the Shareholders. Each Shareholder waives any co-sale rights, rights of first refusal or similar rights that such Shareholder may have relating to Sterling’s transfer of the iDcentrix Shares, whether conferred by iDcentrix’s Organizational Documents, by Contract or otherwise.

2.2 Share Exchange Consideration.

(a) The aggregate consideration (the “Exchange Consideration”) issued in exchange for the iDcentrix Shares shall be up to 21,320,000 Sterling Shares (the “Exchange Shares”), depending on the number of issued and outstanding iDcentrix Shares as of the Closing Date.

(b) Shareholders shall exchange all iDcentrix Shares for Exchange Shares, representing an exchange rate of one (1) iDcentrix Share for one (1) Exchange Share (“Exchange Rate”). No fractional shares shall be issued. Each Shareholder shall exchange his, her or its iDcentrix Shares for the number of Exchange Shares listed under the heading “Total Exchange Shares” opposite such Shareholder’s name on Schedule 2.2. All parties agree that Schedule 2.2 shall be delivered by iDcentrix to Sterling no later than 1 business day prior to the Closing.

2.3 Option Exchange.

Pursuant to and by virtue of the Share Exchange, effective as of the Closing, iDcentrix shall assign to, and Sterling shall assume, the 2007 Equity Participation Plan of iDcentrix (the “iDcentrix Option Plan”) and agreements entered into thereunder. At the Closing, any option to purchase iDcentrix Shares issued and outstanding immediately prior to the Closing Date (“iDcentrix Option”) will be converted into and become rights with respect to Sterling Shares, and Sterling will assume each such iDcentrix Option in accordance with the terms (as in effect as of the date of this Agreement) of the iDcentrix Option Plan under which it was issued and the terms of the stock option agreement by which it is evidenced. From and after the Closing Date, (i) each iDcentrix Option assumed by Sterling may be exercised solely for Sterling Shares, (ii) the number of Sterling Shares subject to each such iDcentrix Option will be equal to the number of iDcentrix Shares subject to such iDcentrix Option immediately prior to the Closing Date, (iii) the per share exercise price under each such iDcentrix Option will be equal to the per share exercise price immediately prior to the Closing Date, and (iv) any restriction on the exercise of any such iDcentrix Option will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such iDcentrix Option will otherwise remain unchanged; the option exercise price, the number of Sterling Shares purchasable pursuant to such option and the terms and conditions of exercise of such option will be determined in order to comply with Section 424(a) of the Code.

At the Closing, any restricted share issued under the iDcentrix Option Plan prior to the Closing Date and that remains unvested as of the Closing Date (“iDcentrix Restricted Share”) will be converted into and become rights with respect to Sterling Shares, and Sterling will assume each such iDcentrix Restricted Share in accordance with the terms (as in effect as of the date of this Agreement) of the iDcentrix Option Plan under which it was issued and the terms of the agreement by which it is evidenced. From and after the Closing Date, (i) the number of Sterling Shares issued or issuable to the holder of the iDcentrix Restricted Share pursuant to an agreement under the iDcentrix Option Plan will be equal to the number of iDcentrix Shares previously issued or issuable to such holder under such plan prior to the Closing Date, (ii) any restriction relating to the iDcentrix Restricted Share will continue in full force and effect and the number, vesting schedule and other provisions of such iDcentrix Restricted Share will otherwise remain unchanged.

Prior to the Closing Date, iDcentrix will take all action that may be necessary (under the plans pursuant to which iDcentrix Options and iDcentrix Restricted Shares are outstanding and otherwise) to effectuate the provisions of this Section 2.3 and to ensure that, from and after the Closing Date, holders of iDcentrix Options and/or iDcentrix Restricted Shares have no rights with respect thereto inconsistent with those specifically provided in this Section 2.3.

III. CLOSING

3.1 The Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Dorsey & Whitney LLP at 370 Seventeenth Street, Suite 4700, Denver, Colorado 80202, at 12 p.m. (MST) as soon as reasonably possible following satisfaction of the conditions set forth in Article XI (the “Closing Date”), but no later than January 28, 2008, or at such other place and on such other date as may be mutually agreed by Sterling and the Shareholders Representative, in which case the Closing Date means the date so agreed.

3.2 Effective Time.

The Closing will be effective as of the close of business (5 p.m. MST) on the Closing Date (“Effective Time”).

3.3 Closing Procedures.

(a) Subject to the conditions set forth in this Agreement, on the Closing Date:

(i) the Shareholders and iDcentrix, as applicable, will deliver to Sterling:

(A)	certificates representing all of the iDcentrix Shares, free and clear of all Encumbrances, duly endorsed or accompanied by duly executed stock powers;

(B)
a certificate of an appropriate officer of iDcentrix dated the Closing Date in a form satisfactory to Sterling, certifying that (a) no Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement or any of the Ancillary Agreements, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Sterling of any portion of the Business, or to compel Sterling or iDcentrix to dispose of, or to hold separately, or to make any change in any portion of the business of Sterling or of the Business, as a result of the transactions contemplated by this Agreement, (iv) seeking to require direct or indirect transfer or sale by Sterling of, or to impose material limitations on the ability of Sterling to exercise full rights of ownership of, any of the iDcentrix Shares or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Sterling or iDcentrix or any of their respective officers or directors; (b) iDcentrix’s representations and warranties are true, accurate and correct as of the Closing Date, (c) iDcentrix has complied with and performed the agreements contained in this Agreement to be complied with, or performed by, it on or prior to the Closing Date, and (d) all conditions to Closing of iDcentrix have been satisfied;

(C)
a certificate of the Shareholders Representative dated the Closing Date in a form satisfactory to Sterling, certifying that: (a) the Shareholders’ representations and warranties are true, accurate and correct as of the Closing Date, (b) the Shareholders have complied with and performed the agreements contained in this Agreement, to be complied with, or performed by them on or prior to the Closing Date, and (c) all conditions to Closing of the Shareholders have been satisfied;

(D)
a Disclosure Schedule, prepared as though this Agreement has been dated as of the Closing Date, a good faith draft of which will have been submitted to Sterling no later than one (1) business day prior to the Closing Date;

(E)
the text of the resolutions adopted by the board of directors (or similar body) of any Shareholder that is not a natural Person and iDcentrix authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of such Shareholder or iDcentrix, as applicable;

(F)	each Ancillary Agreement, if any, fully executed and completed to which any of the Shareholder Representative, any Shareholder and/or iDcentrix is a party, duly executed by each as applicable;

(G)	all Required Consents duly executed by all appropriate parties;

(H)	any other instruments of transfer reasonably requested by Sterling, duly executed by the Shareholders and/or iDcentrix;

(I)	iDcentrix’s Latest Balance Sheet and the Latest Financial Statements;

(J)
certificates dated as of a date not earlier than the fifth business day prior to the Closing as to the good standing of iDcentrix executed by the appropriate officials of the State of Delaware and each jurisdiction in which iDcentrix is licensed or qualified to do business as a foreign corporation as specified in Schedule 6.1;

(K)	Powers of Attorney for Approval of Name Change and Consent to Share Exchange in substantially the form attached to the Information Statement as Annex B for each Shareholder;

(L)	such documents evidencing the closing of the Private Placement as may be reasonably requested by Sterling or its counsel; and

(M)
such other certificates, documents and instruments that Sterling reasonably requests for the purpose of (1) evidencing the accuracy of Shareholders’ representations and warranties, (2) evidencing the performance and compliance by Shareholders with the agreements contained in this Agreement, or (3) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

All actions to be taken by the Shareholders or iDcentrix in connection with consummation of the transactions contemplated by this Agreement and all certificates, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance satisfactory to Sterling and Sterling’s counsel.

(ii) Sterling will deliver to the Shareholders Representative:

(A)
evidence that, upon surrender of the iDcentrix Shares, Sterling has immediately entered into its stock register and will be deemed to have delivered certificates representing such number of Exchange Shares as set forth opposite such Shareholder’s name under the heading “Total Exchange Shares” on Schedule 2.2 in the exact name of the Shareholder of such iDcentrix Shares as such name appears on the surrendered certificates free and clear of all Encumbrances. No fraction of an Exchange Share will be issued at Closing, but in lieu thereof, fractional Exchange Shares will be rounded down to the nearest whole Exchange Share;

(B)
a certificate of an appropriate officer of Sterling dated the Closing Date in a form satisfactory to iDcentrix certifying that (a) no Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement or any of the Ancillary Agreements, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Sterling of any portion of the Business, or to compel Sterling or iDcentrix to dispose of, or to hold separately, or to make any change in any portion of the business of Sterling or of the Business, as a result of the transactions contemplated by this Agreement, (iv) seeking to require direct or indirect transfer or sale by Sterling of, or to impose material limitations on the ability of Sterling to exercise full rights of ownership of, any of the iDcentrix Shares or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Sterling or iDcentrix or any of their respective officers or directors; (b) Sterling’s representations and warranties are true, accurate and correct as of the Closing Date, (c) Sterling has complied with and performed the agreements contained in this Agreement to be complied with, or performed by, it on or prior to the Closing Date; and (d) all conditions to Closing of Sterling have been satisfied;

(C)
the text of the resolutions adopted by the board of directors of Sterling authorizing the execution, delivery and performance of this Agreement including the issuance of the Exchange Shares, certified by an appropriate officer of Sterling;

(D)	evidence that all 4,900,000 of the President Shares have been tendered for cancellation and that there will be no President Shares issued and outstanding immediately prior to Closing;

(E)	evidence that the Bylaws, as defined in Article IX have been properly adopted by Sterling;

(F)	evidence that the resignations and appointments of directors and officers of Sterling as described in Article X will be effected upon Closing and as of the Effective Time;

(G)	each Ancillary Agreement, if any, duly executed and completed to which Sterling is a party;

(H)	all Required Consents duly executed by all appropriate parties;

(I)
certificates dated as of a date not earlier than the fifth business day prior to the Closing as to the good standing of Sterling executed by the appropriate officials of the State of Nevada and each jurisdiction in which Sterling is licensed or qualified to do business as a foreign corporation as specified in Schedule 7.1.

(J)	the minute books, stock or equity records, corporate seal and other materials related to the corporate administration of Sterling; and

(K)
such other certificates, documents and instruments that iDcentrix or the Shareholder Representative reasonably request for the purpose of (1) evidencing the accuracy of Sterling’s representations and warranties, (2) evidencing the performance and compliance by Sterling with the agreements contained in this Agreement, or (3) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

All actions to be taken by Sterling in connection with consummation of the transactions contemplated by this Agreement and all certificates, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance satisfactory to iDcentrix, the Shareholder Representative and their respective counsels.

(b) All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

(c) Notwithstanding any investigation made by or on behalf of any of the parties to this Agreement or the results of any such investigation and notwithstanding the fact of, or the participation of such party in, the Closing, the representations, warranties and agreements in this Agreement will survive the Closing for a period of 12 months.

3.4 Post-Closing Matters.

(a) Immediately following the delivery of all outstanding iDcentrix Share Certificates to Sterling and the deemed delivery of all Sterling Share certificates to the Shareholder Representative pursuant to Section 3.3, the Shareholder Representative will execute the Name Change Resolution, as described in Section 9.1, effecting a name change of Sterling Gold to iDcentrix, Inc. Sterling Gold will immediately file on an expedited basis with the Secretary of State of Nevada a Certificate of Amendment to Articles of Incorporation changing the name of Sterling Gold to iDcentrix, Inc.

(b) Upon confirmation that the Secretary of State has accepted the Certificate of Amendment to Articles of Incorporation, the Shareholder Representative will surrender the Exchange Share certificates that were deemed to be issued as part of the Share Exchange in exchange for new iDcentrix Pubco share certificates (“iDcentrix Pubco Certificates”). Sterling will instruct its transfer agent to issue such number of iDcentrix Pubco Certificates to which each Shareholder is entitled in the exact name of the Shareholder as entered into the stock register of Sterling Gold pursuant to Section 3.3.

(c) The Shareholder Representative will deliver each Shareholder’s iDcentrix Pubco Certificates to each Shareholder within five (5) business days of receipt thereof.

(d) Additionally, as of the Effective Time on the Closing Date, the resignation of Linda S. Smith as Sterling Gold’s director and president, principal executive officer, principal accounting officer, principal financial officer, secretary and treasurer will be effective and the appointment of Francine Dubois, Paul Gifford, Bruce Morris and Michael Harris as directors of Sterling Gold and the appointment of Francine Dubois to the office of Chief Executive Officer and President and Gary Freeman as Chief Financial Officer will be effective.

3.5 Further Assurances.

On and after the Closing Date, the Shareholders, iDcentrix and Sterling will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by the other parties to carry out any of the provisions of this Agreement.

IV. SHAREHOLDERS REPRESENTATIVE

4.1 Appointment.

Shareholders appoint Francine Dubois (or any Person appointed as a successor Shareholders Representative pursuant to Section 4.2) as their representative and agent under this Agreement.

4.2 Replacement.

Until all obligations under this Agreement have been discharged (including all indemnification obligations under Article XII), the Shareholders (as a single group voting based on the total number of Exchange Shares issuable under this Agreement) who, immediately prior to the Closing, are entitled to receive more than 66% of the Exchange Consideration, may, from time to time upon written notice to the Shareholders Representative and Sterling, remove the Shareholders Representative or appoint a new Shareholders Representative upon the death, incapacity, resignation or removal of the Shareholders Representative. If, after the death, incapacity, resignation or removal of the Shareholders Representative, a successor Shareholders Representative has not been appointed by the Shareholders within 15 business days after a request by Sterling or iDcentrix, the board of directors of iDcentrix will have the right to appoint a Shareholders Representative to fill any vacancy so created by written notice of such appointment to Shareholders.

4.3 Powers of Appointment.

The Shareholders authorize the Shareholders Representative to take any action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement, to waive any requirements of this Agreement or to enter into one or more amendments or supplements to this Agreement that the Shareholders Representative determines in the Shareholders Representative’s sole and absolute discretion, acting reasonably, to be necessary, appropriate or advisable; provided however that the Shareholder Representative shall (i) not take any action or waive any requirements of this Agreement that would result in a material change in the Exchange Rate or otherwise materially alter the nature of the Exchange Shares, and (ii) notify the Shareholders of any material amendment to or waiver of the requirements of this Agreement. The authority of Shareholders Representative includes the right to hire or retain, at the sole expense of Shareholders, such counsel, investment bankers, accountants, representatives and other professional advisors as the Shareholders Representative determines in the Shareholders Representative’s sole and absolute discretion, acting reasonably, to be necessary, appropriate or advisable in order to perform this Agreement. Any party will have the right to rely upon any action taken by the Shareholders Representative, and to act in accordance with such action without independent investigation.

4.4 Liability.

Sterling will have no liability to any Shareholder or otherwise arising out of the acts or omissions of the Shareholders Representative or any disputes among the Shareholders or with the Shareholders Representative. Sterling may rely entirely on its dealings with, and notices to and from, the Shareholders Representative to satisfy any obligations it might have under this Agreement or any other agreement referred to in this Agreement or otherwise to the Shareholders.

4.5 Acceptance.

Upon executing this Agreement, the Shareholders Representative accepts the appointment made by this Article IV and agrees to abide by the provisions of this Article IV.

4.6 Indemnification of Shareholders Representative.

The Shareholders hereby agree to indemnify and save harmless the Shareholders Representative from any liability, loss, cost, damage or expense, including attorneys fees (reasonably incurred or suffered as a result of the performance of her duties under this Agreement) incurred by the Shareholders Representative based on or arising out of any act, whether of commission or omission, of the Shareholders Representative pursuant to the authority herein granted, other than acts, whether of commission or omission, of the Shareholders Representative that constitute gross negligence or willful misconduct in the exercise by the Shareholders Representative of the authority herein granted.

V.REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Each Shareholder, severally (solely as to itself, himself or herself), represents and warrants to Sterling that, except as described in the Disclosure Schedule, as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

5.1 Title to Shares.

Such Shareholder owns, of record and beneficially, the number of iDcentrix Shares listed under the heading “Total iDcentrix Shares” opposite such Shareholder’s name on Schedule 2.2, free and clear of any Encumbrance, which Schedule 2.2 will be delivered by iDcentrix no later than one (1) business day before Closing. At Closing, Sterling will obtain good and valid title to such iDcentrix Shares, of record and beneficially, free and clear of any Encumbrance other than an Encumbrance created by Sterling or this Agreement.

5.2 Incorporation; Power and Authority.

If such Shareholder is not a natural Person, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Shareholder has all necessary power and authority to execute, deliver and perform this Agreement and any Ancillary Agreements to which it will become a party.

5.3 Valid and Binding Agreement.

If such Shareholder is not a natural Person, the execution, delivery and performance of this Agreement and any Ancillary Agreements to which it will become a party by such Shareholder has been duly and validly authorized by all necessary corporate or equivalent action. This Agreement has been duly executed and delivered by such Shareholder and constitutes the valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which such Shareholder will become a party, when executed and delivered by or on behalf of such Shareholder will constitute the valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to the Remedies Exception.

5.4 No Breach; Consents.

The execution, delivery and performance of this Agreement and any Ancillary Agreements to which Shareholder will become a party by such Shareholder will not (a) if it is not a natural person, contravene any provision of the Organizational Documents, if any, of such Shareholder; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against such Shareholder or any Governmental Authorization that is held by iDcentrix; (d) result in the creation of any Encumbrance upon the iDcentrix Shares held by such Shareholder; or (e) require any Governmental Authorization.

5.5 Brokerage.

No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of such Shareholder for which Sterling or iDcentrix is or could become liable or obligated.

5.6 Investment.

(a) Shareholder understands that the Exchange Shares have not been approved or disapproved by the United States Securities and Exchange Commission (“SEC”), any state securities agency or any securities commission or similar regulatory authority in any of the provinces or territories of Canada (“Canadian Securities Commissions”);

(b) Shareholder certifies that it is resident in the jurisdiction set out on the signature page of this Agreement under the heading "Shareholder Information", as the case may be, which address is the residence or place of business of the Shareholder and that such address was not obtained or used solely for the purpose of investing in the Exchange Shares;

(c) Shareholder is acquiring the Exchange Shares for investment purposes only for its own account and not with a view to, or for, resale in connection with any distribution of the Exchange Shares within the meaning of the Securities Act; and the Exchange Shares are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof; and the Shareholder has no contract, undertaking, understanding, agreement, or arrangement, formal or informal, with any person to sell, transfer, or pledge to any person the Exchange Shares which it hereby acquires, or any part thereof; and it understands the legal consequences of the foregoing representations and warranties to mean that it must bear the economic risk of the investment for an indefinite period of time because the Exchange Shares have not been registered under the Securities Act, and, therefore, may be resold only if registered under the Securities Act, or if an exemption from such registration requirements is available;

(d) Shareholder is at arm's length with, and is not an insider or affiliate of, (each, within the meaning of the Securities Act and the Canadian Securities Laws) Sterling, except as disclosed in writing by the Shareholder to Sterling;

(e) Shareholder understands the speculative nature and risks of investments associated with Sterling, and confirms that the Exchange Shares would be suitable and consistent with its investment program and that its financial position enables Shareholder to bear the risks of this investment, and that there may not be any public market for the Exchange Shares;

(f) Shareholder acknowledges that the Exchange Shares are “restricted securities,” as such term is defined under Rule 144 of the Securities Act, and may not be offered, sold, transferred, pledged, or hypothecated to any person in the absence of registration under the Securities Act and applicable state securities laws or an opinion of counsel satisfactory to Sterling that such registration is not required. Without limiting the generality or application of any other covenants, representations, warranties or acknowledgements of the Shareholder respecting resale of the Exchange Shares, if the Shareholder decides to offer, sell or otherwise transfer any of the Exchange Shares, it will not offer, sell or otherwise transfer any of such Exchange Shares directly or indirectly, unless:

(i)	the sale is to Sterling;

(ii)
the sale is made outside the United States in an Offshore Transaction meeting the requirements of Rule 904 of Regulation S (or such successor rule or regulation then in effect), if available, and in compliance with applicable state securities laws;

(iii)
the sale is made pursuant to the exemption from the registration requirements under the Securities Act provided by Rule 144 thereunder and in accordance with any applicable state securities laws or in a transaction that does not require registration under the Securities Act or any applicable state laws, and in each case, it has prior to such sale furnished to Sterling an opinion of counsel of reputable standing and in a form reasonably satisfactory to Sterling to that effect; or

(iv)	the Exchange Shares are registered under the Securities Act and any applicable state laws;

Shareholder understands that Sterling may instruct its registrar and transfer agent not to record any transfer of the Exchange Shares without first being notified by Sterling that it is satisfied that such transfer is exempt from or not subject to the registration requirements of the Securities Act and applicable state securities laws;

(g) Shareholder understands that Sterling is under no obligation in the United States, to register the Exchange Shares or seek an exemption under the Securities Act or any applicable state laws, or to cause or permit the Exchange Shares to be transferred in the absence of any such registration or exemption, and understands that Shareholder must hold the Exchange Shares indefinitely unless the Exchange Shares are subsequently registered under the Securities Act or applicable state securities laws, as applicable, or an exemption from such registration requirements is available;

(h) Shareholder understands that the Company is under no obligation whatsoever in Canada to qualify the distribution of the Exchange Shares under a prospectus under Canadian Securities Laws, and understands that Shareholder must hold the Exchange Shares indefinitely unless available statutory exemptions from registration and prospectus requirements or a discretionary exemption granted by applicable Canadian Securities Commissions is available;

(i) Shareholder acknowledges that it has not relied upon Sterling, iDcentrix, the Shareholder Representative or their respective counsels for legal, financial or tax advice;

(j) all costs and expenses incurred by the Shareholder (including any fees and disbursements of any special counsel or other advisors retained by the Shareholder) relating to the acquisition of the Exchange Shares shall be borne by the Shareholder;

(k) Shareholder acknowledges that no person has made to the Shareholder any written or oral representations:

(i)	that any person will resell or repurchase any of the Exchange Shares; or

(ii)	as to the future price or value of any of the Exchange Shares;

(l) Shareholder has not purchased the Exchange Shares as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(m) Shareholder confirms that the issuance and sale of the Exchange Shares by Sterling is being made pursuant to an exemption from the registration requirements under the Securities Act provided by Rule 506 of Regulation D and/or section 4(2) of the Securities Act, or the exclusion from such registration requirements available under Regulations S of the Securities Act, and confirms that it is an “accredited investor” (as that term is defined under Rule 501(a) as promulgated under Regulation D of the Securities Act);

(n) Unless the Shareholder has completed, signed and delivered a U.S. Accredited Investor Certificate (Annex D to the Information Statement), then the Shareholder represents and acknowledges that:

(i)	it is acquiring the Exchange Shares in an Offshore Transaction (as that term is defined in Regulation S of the Securities Act);

(ii)	it is not a U.S. Person and is not acquiring the Exchange Shares for the account or benefit of any U.S. Persons or persons within the United States;

(iii)	it will not engage in hedging transactions with regard to the Exchnage Shares unless conducted in compliance with the Securities Act;

(iv)
it will not resell any of the Exchange Shares unless in accordance with the provisions of Regulation S and in accordance with applicable state securities laws in the United States, pursuant to an effective registration statement under the Securities Act with respect to such Exchange Shares or pursuant to an available exemption from registration under the Securities Act; provided that the Shareholder provides an opinion of counsel or other evidence of exemption, in form reasonably satisfactory to U.S. counsel to Sterling;

(v)
Sterling will refuse to register any transfer of any of the Exchange Shares not made in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act with respect to such Securities or pursuant to an available exemption from registration;

(o) Shareholder acknowledges that the certificates representing the Exchange Shares delivered pursuant to this Agreement shall bear a legend in the following form:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SHARES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) IF THE SHARES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT IN ACCORDANCE WITH RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SHARES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH U.S. SECURITIES LAWS.”

(p) Shareholder will execute and deliver within the applicable time periods all documentation as may be required by applicable federal or state securities laws and Canadian Securities Laws to permit the acquisition of the Exchange Shares on the terms set forth herein and, if required by applicable federal or state securities laws, Canadian Securities Laws or stock exchange rules, it will execute, deliver and file or assist Sterling in obtaining and filing such reports, undertakings, and other documents relating to the purchase of the Shares by it as may be required by any applicable federal or state securities laws, Canadian Securities Laws, securities commissions, stock exchange or other regulatory authority;

(q) if the Shareholder is resident outside of Canada and the United States, the Shareholder:

(i)
is knowledgeable of, or has been independently advised as to the applicable securities Laws of the securities regulatory authorities having application in the jurisdiction in which the Shareholder is resident (the “International Jurisdiction”) which would apply to the acquisition of the Exchange Shares, if any;

(ii)
is exchanging the Shareholder’s iDcentrix Shares pursuant to exemptions from the prospectus and registration requirements under the applicable securities Laws in the International Jurisdiction or, if such is not applicable, the Shareholder is permitted to acquire the Exchange Shares under the applicable securities Laws of the International Jurisdiction without the need to rely on any exemption;

(iii)
confirms that the applicable securities Laws in the International Jurisdiction do not require iDcentrix or Sterling to make any filings or seek any Governmental Authorization of any nature whatsoever from any Governmental Entity of any kind whatsoever in the International Jurisdiction in connection with the exchange and issue or subsequent resale of the Exchange Shares; and

(iv)	confirms that the exchange of the iDcentrix Shares for the Exchange Shares by the Shareholder does not trigger:

(A)	an obligation to prepare and file a registration statement, prospectus or similar document, or any other report with respect to such purchase in the International Jurisdiction; or

(B)	continuous disclosure reporting obligations of iDcentrix or Sterling in the International Jurisdiction; and

(r) All information which the Shareholder has provided concerning the Shareholder is correct and complete as of the date hereof, and if there should be any change in such information prior to the Closing Date, the Shareholder will immediately provide such information to the Company.

VI. REPRESENTATIONS AND WARRANTIES OF IDCENTRIX

iDcentrix represents and warrants to Sterling that, except as described in the Disclosure Schedule, as of the date of this Agreement (except as otherwise provided) and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

6.1 Incorporation; Power and Authority.

(a) iDcentrix is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all necessary power and authority necessary to own, lease and operate its assets and to carry on its business as conducted and proposed to be conducted. iDcentrix is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its Business or its ownership of property requires it to be so qualified, except where such failure to be so qualified would not have a Material Adverse Effect. Schedule 6.1 lists, for iDcentrix, the jurisdiction of its organization, its form as a legal entity and each jurisdiction in which it is so qualified. iDcentrix has all necessary power and authority to execute, deliver and perform this Agreement and any Ancillary Agreements to which it will become a party. iDcentrix is in full compliance with all provisions of its Organizational Documents.

(b) As of the Closing Date, iDcentrix owns, possesses or has the right to use, and operates the Business, and owns all right, title and interest in all property, real, personal or mixed, tangible and intangible, of every kind and description, that relate to, have been developed for use in connection with, arise from the conduct of, are used or held for use in connection with or are necessary for the conduct of the Business as conducted or proposed to be conducted as of the Closing Date, except where the failure to comply with the provisions of this Section 6.1(b) would not individually or in the aggregate have a Material Adverse Effect.

6.2 Valid and Binding Agreement.

The execution, delivery and performance of this Agreement and any Ancillary Agreements to which it will become a party by iDcentrix have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by iDcentrix and constitutes the valid and binding obligation of iDcentrix, enforceable in accordance with its terms, subject to the Remedies Exception.

6.3 No Breach; Consents.

The execution, delivery and performance of this Agreement and any Ancillary Agreements to which iDcentrix will become a party will not (a) contravene any provision of the Organizational Documents of iDcentrix; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract that is either binding upon or enforceable against iDcentrix or any Governmental Authorization that is held by iDcentrix; (d) result in the creation of any Encumbrance upon iDcentrix or any of the assets of iDcentrix; or (e) require any Governmental Authorization.

6.4 Capitalization.

iDcentrix has 15,920,000 iDcentrix Shares issued and outstanding as of the date of this Agreement and anticipates having 21,320,000 iDcentrix Shares issued and outstanding as of the Closing Date, depending on the number of iDcentrix Shares issued as part of the Private Placement, none of which are held in treasury. Schedule 6.4(a), which all parties agree will be delivered not later than one (1) business day prior to the Closing, lists the names and addresses of each record holder of the issued and outstanding iDcentrix Shares, the number of iDcentrix Shares held by each such holder and the share certificate numbers, repurchase or redemption rights for such shares in favor of iDcentrix, the vesting schedule and forfeiture provisions for any of such shares that are “restricted stock,” and the extent to which vesting will or may be accelerated by the transactions contemplated by this Agreement and any limitations on the ability of the holder of such capital stock to vote or dispose of such shares. All issued and outstanding iDcentrix Shares are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third party rights and in certificated form, and have been offered, sold and issued by iDcentrix in compliance with applicable securities and corporate Laws, Contracts applicable to iDcentrix and iDcentrix’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. The rights and privileges of the iDcentrix Shares are set forth in iDcentrix’s Organizational Documents or otherwise provided by Law. Except as disclosed on Schedule 6.4(b), there is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contracts of any character to which iDcentrix is a party or by which it is bound obligating iDcentrix to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any iDcentrix Shares or other equity in iDcentrix or obligating iDcentrix to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to iDcentrix. Except as contemplated by this Agreement, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any iDcentrix Shares.

6.5 Subsidiaries.

iDcentrix does not have any Subsidiaries.

6.6 Financial Statements.

The audited consolidated balance sheet as of October 31, 2007 (“Latest Balance Sheet Date”) of iDcentrix (the “Latest Balance Sheet”) and the audited consolidated statements of income, changes in shareholders’ equity and cash flows of iDcentrix for the period then ended (such statements and the Latest Balance Sheet, the “Latest Financial Statements”) are based upon the books and records of iDcentrix, have been prepared in accordance with U.S. GAAP consistently applied during the periods indicated, and present fairly in all material respects the financial position, results of operations and cash flows of iDcentrix at the dates and for the periods indicated, except that the Latest Financial Statements may not contain all notes and are subject to year-end adjustments, the effect of which are not material.

6.7 Absence of Undisclosed Liabilities.

Except as reflected or expressly reserved against in the Latest Balance Sheet, to its Knowledge iDcentrix does not have any material Liability, contingent or otherwise, except (a) a Liability that has arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or (b) obligations under any Contract, Litigation, Plan, lease, license or commitment listed or otherwise disclosed on a Schedule to this Agreement or under any Contract, Litigation, Plan, lease, license or commitment not required to be listed on such a Schedule.

6.8 Books and Records.

The books of account of iDcentrix are complete and correct. Each transaction is properly and accurately recorded on the books and records of iDcentrix and each document upon which entries in iDcentrix’s books and records are based is complete and accurate in all material respects. The minute books and stock or equity records of iDcentrix, all of which have been made available to Sterling, are complete and correct. The minute books of iDcentrix contain accurate records of all meetings held and actions taken by the holders of stock or equity interests, the board of directors and committees of the board of directors or other governing body of iDcentrix, and no meeting of any such holders, board of directors or other governing body or committees has been held for which minutes are not contained in such minute books. At the Closing, all such books and records will be in the possession of iDcentrix.

6.9 Absence of Certain Developments.

Except as disclosed on Schedule 6.9, since the Latest Balance Sheet Date, there has not been any Material Adverse Effect and:

(a) iDcentrix has not sold, leased, licensed, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) iDcentrix has not entered into any Contract (or series of related Contracts) outside the Ordinary Course of Business;

(c) no party (including iDcentrix) has accelerated, suspended, terminated, modified or canceled any Contract to which iDcentrix is a party or by which iDcentrix is bound that would have been an iDcentrix Material Contract at the time of any such action;

(d) no Encumbrance has been imposed on any assets of iDcentrix, except Permitted Encumbrances;

(e) iDcentrix has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(f) iDcentrix has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business or acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any Person;

(g) iDcentrix has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money (including advances on existing credit facilities) or Capital Lease either involving more than $25,000 individually or $100,000 in the aggregate;

(h) iDcentrix has not delayed, postponed or accelerated the payment of accounts payable or other Liability or the receipt of any accounts receivable, in each case outside the Ordinary Course of Business;

(i) iDcentrix has not canceled, compromised, waived or released any right or claim (or series of related rights or claims) outside the Ordinary Course of Business;

(j) except incidental to the sale of products or services, iDcentrix has not granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights;

(k) there has been no change made or authorized in the Organizational Documents of iDcentrix;

(l) iDcentrix has not issued, sold or otherwise disposed of any of its capital stock or equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(m) iDcentrix has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock or equity interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or split, combined or reclassified any outstanding shares of its capital stock;

(n) iDcentrix has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property;

(o) iDcentrix has not entered into any employment or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement;

(p) iDcentrix has not granted any increase in the base compensation or made any other change in employment terms of any of its directors, officers or employees outside the Ordinary Course of Business;

(q) iDcentrix has not adopted, amended, modified or terminated any Plan (or taken any such action with respect to any Plan);

(r) iDcentrix has not discharged or satisfied any Encumbrance or paid any liability, in each case with a value in excess of $25,000 individually or $100,000 in the aggregate, other than current liabilities paid in the Ordinary Course of Business;

(s) iDcentrix has not disclosed to any Person other than Sterling and authorized representatives of Sterling any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is listed on Schedule 6.9 and is in full force and effect; and

(t) iDcentrix has not made any change in accounting principles or practices from those utilized in the preparation of the Latest Financial Statements.

6.10 Property.

(a) As of the Closing Date, the real properties owned by iDcentrix listed on Schedule 6.10 constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which iDcentrix remains liable), used or occupied by iDcentrix.

(b) As of the Closing Date, iDcentrix owns good and marketable title to each parcel of real property identified on Schedule 6.10 as being owned by iDcentrix (the “Owned Real Property”), free and clear of all Encumbrances, except for Encumbrances listed on Schedule 6.10.

(c) The zoning for each parcel of Owned Real Property permits the existing improvements and the continuation of the business being conducted thereon as a conforming use. iDcentrix is not in violation of any applicable zoning ordinance or other Law relating to the Owned Real Property, and iDcentrix has not received any notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Owned Real Property.

(d) As of the Closing Date, iDcentrix has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Latest Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, except for Encumbrances listed on Schedule 6.10 and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.

(e) As of the Closing Date, the buildings, improvements, building systems, machinery, equipment and other tangible assets and properties used in the conduct of the Business are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. As of the Closing Date, iDcentrix owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets and properties necessary for the conduct of the Business as conducted and as proposed to be conducted.

(f) The fixed asset listing attached as Schedule 6.10(f) includes all buildings, machinery, equipment and other tangible assets and properties of iDcentrix as of the Closing Date that are material to the Business in the manner operated by iDcentrix.

(g) As of the Closing Date, iDcentrix owns, leases, possesses or has the right to use all of the assets, tangible and intangible, necessary to operate the Business in the manner operated by iDcentrix.

6.11 Accounts Receivable.

All notes and accounts receivable of iDcentrix are reflected properly on its books of account, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, are subject to no setoff or counterclaim, and are current and collectible. Such notes and accounts receivable will be collected in accordance with their terms (none of which is beyond 60 days) at their recorded amounts, subject only to the reserve for bad debts on the face of the Latest Balance Sheet as adjusted in iDcentrix’s books of account for the passage of time through the Closing Date in the Ordinary Course of Business.

6.12 Tax Matters.

(a) iDcentrix has (i) timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any Governmental Entity, each of which was correctly completed and accurately reflected any liability for Taxes of iDcentrix covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established in iDcentrix’s books of account, in accordance with applicable generally accepted accounting principles and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof.

(b) iDcentrix has made (or caused to be made on its behalf) all estimated tax payments required to have been made to avoid any underpayment penalties.

(c) There are no Encumbrances for Taxes upon any assets of iDcentrix or, except Encumbrances for Taxes not yet due.

(d) iDcentrix has not requested any extension of time within which to file any Return, which Return has not since been filed.

(e) No deficiency for any Taxes has been proposed, asserted or assessed against iDcentrix that has not been resolved and paid in full. No waiver, extension or comparable consent given by iDcentrix regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return for any Tax year subsequent to the year ended December 31, 2005, nor is any such Tax audit or other proceeding pending, nor has there been any notice to iDcentrix by any Governmental Entity regarding any such Tax, audit or other proceeding, or, to the Knowledge of iDcentrix, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of iDcentrix. iDcentrix has not entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

(f) Schedule 6.12 lists all federal, state, local and foreign income Returns filed with respect to iDcentrix for taxable periods ended on or after December 31, 2005, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit.

(g) iDcentrix does not have any liability for Taxes in a jurisdiction where it does not file a Return, nor has iDcentrix received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

6.13 Intellectual Property Rights.

(a) Schedule 6.13(a) lists and describes all Intellectual Property Rights used in the Business as conducted or proposed to be conducted. The Intellectual Property Rights on Schedule 6.13(a) constitute all iDcentrix Intellectual Property Rights necessary for the Business as conducted or proposed to be conducted.

(b) iDcentrix owns all right, title and interest in the iDcentrix Intellectual Property Rights free and clear of all Encumbrances (including royalty or other payments), except for those licenses of the iDcentrix Intellectual Property Rights to or from Persons, payments for use of the Intellectual Property Rights and other Encumbrances listed on Schedule 6.13(b). To the Knowledge of iDcentrix, no iDcentrix Intellectual Property Right has been infringed by any Person. To the Knowledge of iDcentrix, no employee or former employee or independent contractor of iDcentrix has any claim with respect to any iDcentrix Intellectual Property Right.

(c) All iDcentrix Intellectual Property Rights owned by iDcentrix and, to the Knowledge of iDcentrix, all iDcentrix Intellectual Property Rights licensed by iDcentrix from third parties, are valid and enforceable, and, to the Knowledge of iDcentrix, no Person has asserted that any iDcentrix Intellectual Property Right is invalid or not enforceable. All iDcentrix Intellectual Property Rights that are Registered Intellectual Property Rights owned by iDcentrix and, to the Knowledge of iDcentrix, licensed by iDcentrix from third parties, are in full force and effect, and all actions required to keep such rights pending or in effect or to provide full available protection, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken, and, to the Knowledge of iDcentrix, no such Registered Intellectual Property Right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights. All products covered by iDcentrix Intellectual Property Rights that are Registered Intellectual Property Rights and all usages of iDcentrix Intellectual Property Rights that are Registered Intellectual Property Rights have been marked with the appropriate patent, trademark or other marking required or desirable to maximize available damage awards.

(d) To the Knowledge of iDcentrix, iDcentrix has not infringed, misappropriated or otherwise violated any Third-Party Intellectual Property Right, and iDcentrix has not received any notice of any infringement, misappropriation or violation by iDcentrix of any Third-Party Intellectual Property Right. No infringement, misappropriation or violation of any Third-Party Intellectual Property Right has occurred with respect to products or services sold by iDcentrix or with respect to the products or services currently under development or with respect to the conduct of the Business as conducted or proposed to be conducted.

(e) All Software that is used by iDcentrix or on any equipment of iDcentrix is owned by iDcentrix or is subject to a current license agreement that covers all use of the Software in the Business as conducted or as proposed to be conducted. iDcentrix has the right to use the Software used in the Business as it is being used, without any conflict with the rights of others. iDcentrix is not in breach of any license to, or license of, any Software. IDcentrix does not use, rely on or contract with any Person to provide service bureau, outsourcing or other computer processing services to iDcentrix, in lieu of or in addition to their respective use of the Software. Following the Closing, iDcentrix will have sufficient rights to all necessary Software, to operate the Business as it is conducted or as proposed to be conducted.

6.14 Material Contracts.

(a) Schedule 6.14 lists the following Contracts to which iDcentrix is a party or subject or by which it is bound (with the Contracts required to be listed on Schedule 6.13, the “iDcentrix Material Contracts”):

(i)	each employment, agency, collective bargaining or consulting Contract;

(ii)	each Contract (A) with any Insider or (B) between or among any Insiders relating in any way to iDcentrix;

(iii)	each lease of real or personal property with aggregate annual payments in excess of $100,000;

(iv)	each Contract for the sale of any capital assets;

(v)	each Contract for capital expenditures in excess of $100,000;

(vi)	each Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of iDcentrix;

(vii)	each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by iDcentrix other than in the Ordinary Course of Business;

(viii)	each Contract relating to any surety bond or letter of credit required to be maintained by iDcentrix;

(ix)	each Contract that contains or provides for an express undertaking by iDcentrix to be responsible for consequential damages in excess of $100,000;

(x)	each Contract providing for the development of any products, Software or Intellectual Property Rights or the delivery of any services by, for or with any third party in excess of $100,000;

(xi)
each Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit iDcentrix from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(xii)	each Contract pertaining to confidentiality or non-disclosure;

(xiii)
each Contract terminable by any other party upon a change of control of iDcentrix or upon the failure of iDcentrix to satisfy financial or performance criteria specified in such Contract, which if terminated would have a Material Adverse Effect on the Business;

(xiv)	each stock purchase, stock option and stock incentive plan (other than a Plan);

(xv)	each power of attorney that is currently in effect; and

(xvi)
each other Contract of iDcentrix not entered into in the Ordinary Course of Business or that is material to the business, financial condition, results of operations or prospects of iDcentrix taken as a whole.

(b) Each iDcentrix Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception. iDcentrix has performed all obligations required to be performed by it in connection with each iDcentrix Material Contract, except where such non-performance would not have a Material Adverse Effect. iDcentrix has not received any notice of any claim of default by it under or termination of any iDcentrix Material Contract. iDcentrix does not have any present expectation or intention of not fully performing any obligation pursuant to any iDcentrix Material Contract, and there is no breach, anticipated breach or default by iDcentrix or, to the Knowledge of iDcentrix, any other party to any iDcentrix Material Contract.

6.15 Litigation.

To the Knowledge of iDcentrix, no Litigation is pending or, to the Knowledge of iDcentrix, threatened against iDcentrix and there is no reasonable basis for any Litigation against iDcentrix. iDcentrix is not subject to any outstanding Governmental Order.

6.16 Insurance.

iDcentrix has at all times maintained insurance relating to its business and covering property, fire, casualty, liability, workers’ compensation and all other forms of insurance customarily obtained by businesses in the same industry. Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law and of any Contract to which iDcentrix is subject, (iii) is valid and enforceable, (iv) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated and (v) provides adequate insurance coverage for the activities of each of iDcentrix. Schedule 6.16 lists each policy of insurance in effect.

6.17 Compliance with Laws; Governmental Authorizations.

(a) iDcentrix has complied in all material respects with all applicable Laws and Governmental Orders. iDcentrix is not relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization that, to the Knowledge of iDcentrix, would not be available to Sterling after the Closing.

(b) iDcentrix has in full force and effect all Governmental Authorizations necessary to conduct the Business and own and operate its properties. iDcentrix has complied in all material respects with all Governmental Authorizations applicable to it.

(c) iDcentrix has not offered, authorized, promised, made or agreed to make any gifts, payments or transfers of property of any kind (other than incidental gifts of nominal value) in connection with any actual or proposed transaction, except as required or permitted by the Laws of each applicable jurisdiction and in each such case has complied with the U.S. Foreign Corrupt Practices Act.

6.18 Environmental Matters.

(a) As used in this Section 6.18, the following terms have the following meanings:

(i)
“Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any Governmental Authorization, or any actions necessary to comply with any Environmental Law.

(ii)	“Environmental Law” means any Law, Governmental Authorization or Governmental Order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii)
“Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Property to any Environmental Costs or liability under any Environmental Law.

(iv)	“Property” means real property owned, leased, controlled or occupied by iDcentrix.

(v)
“Regulatory Action” means any Litigation with respect to iDcentrix brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vi)
“Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(vii)
“Third-Party Environmental Claim” means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b) No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of iDcentrix, threatened against iDcentrix.

(c) iDcentrix has obtained all permits, licenses and other authorizations which are required under applicable Environmental Laws for the conduct of the Business as presently conducted.

(d) iDcentrix is in material compliance with the terms and conditions of all of its permits, licenses and other authorizations required under any Environmental Law;

(e) iDcentrix is in material compliance with all applicable Environmental Laws;

(f) No material expenditure will be required in order for Sterling or iDcentrix to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Property in a manner consistent with the present operation thereof.

(g) No Encumbrance has been attached or filed against iDcentrix in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

6.19 Employees.

(a) Schedule 6.19(a) states the number of employees of iDcentrix as of the date of this Agreement with full-time, part-time and temporary status and the total number of employees in the aggregate.

(b) Except as disclosed on Schedule 6.19(b), to the Knowledge of iDcentrix, no executive employee of iDcentrix and no group of employees of iDcentrix has any plans to terminate his, her or their employment. iDcentrix has complied at all times with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment compensation, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state law. iDcentrix does not have any labor relations problem pending or, to the Knowledge of iDcentrix, threatened, and its labor relations are satisfactory. There are no workers’ compensation claims pending against iDcentrix, or, to the Knowledge of iDcentrix, any facts that could reasonably be expected to give rise to such a claim. No employee of iDcentrix is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business.

(c) No employee of iDcentrix is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

(d) iDcentrix has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

6.20 Employee Benefits.

(a) Schedule 6.20 contains a complete list, as of the Closing Date, of all material Plans sponsored or maintained by iDcentrix or with respect to which iDcentrix has any obligation to make contributions.

(b) (i) All contributions, premium payments and other payments required to be made in connection with the Plans have been made, (ii) a proper accrual has been made on the books of account of iDcentrix for all contributions, premium payments and other payments due in the current fiscal year, and (iii) iDcentrix is not liable for any accumulated funding deficiency not set forth in Schedule 6.21 and the projected benefit obligations do not exceed the assets of any Plan.

(c) The consummation of the transactions contemplated by this Agreement will not (i) cause any Plan to increase benefits payable to any participant or beneficiary, or (ii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

(d) No Litigation is pending with regard to any Plan other than routine claims for benefits.

6.21 Affiliate Transactions.

Except as described on Schedule 6.22, no Insider has any Contract with iDcentrix (other than employment not represented by a written Contract and terminable at will), any loan to or from iDcentrix or any interest in any assets (whether real, personal or mixed, tangible or intangible) used in or pertaining to the business of iDcentrix (other than ownership of capital stock of iDcentrix). No Insider has any direct or indirect interest in any competitor, supplier or customer of iDcentrix or in any Person from whom or to whom iDcentrix or any Subsidiary leases any property, or in any other Person with whom iDcentrix or any Subsidiary otherwise transacts business of any nature.

6.22 Brokerage.

No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of iDcentrix for which Sterling or iDcentrix is or could become liable or obligated.

6.23 Solvency.

(a) IDcentrix is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 6.23, “insolvent” means that the sum of the debts and other probable Liabilities of iDcentrix exceeds the present fair saleable value of its assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) iDcentrix will be able to pay its Liabilities as they become due in the usual course of its business; (ii) iDcentrix will not have unreasonably small capital with which to conduct its present or proposed Business; (iii) iDcentrix will have assets (calculated at fair market value) that exceed its Liabilities; (iv) taking into account all pending and threatened litigation, final judgments against iDcentrix in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, iDcentrix will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of iDcentrix; and (v) the cash available to iDcentrix, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

6.24 Confidentiality.

Until the Closing (and thereafter if there is no Closing), iDcentrix and its representatives will keep confidential any information which they obtain from Sterling concerning the properties, assets and business of Sterling. If the transactions contemplated by this Agreement are not consummated by January 28, 2008, or such other date as the parties may agree, iDcentrix will return to Sterling all written matter with respect to Sterling obtained by iDcentrix in connection with the negotiation or consummation of this Agreement.

6.25 Disclosure.

The representations and warranties of iDcentrix in this Agreement, the Disclosure Schedule and the Latest Financial Statements do not contain any untrue statement or omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

VII. REPRESENTATIONS AND WARRANTIES OF STERLING

Sterling represents and warrants to Shareholders and iDcentrix that, except as described in the Disclosure Schedule, as of the date of this Agreement (except as otherwise provided) and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

7.1 Incorporation; Power and Authority.

Sterling is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all necessary power and authority necessary to own, lease and operate its assets and to carry on its business as conducted. Sterling is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except where such failure to be so qualified would not have a Material Adverse Effect. Schedule 7.1 lists, for Sterling, the jurisdiction of its organization, its form as a legal entity and each jurisdiction in which it is so qualified. Sterling has all necessary power and authority to execute, deliver and perform this Agreement and any Ancillary Agreements to which it will become a party. Sterling is in full compliance with all provisions of its Organizational Documents.

7.2 SEC Reporting.

Sterling is a “reporting issuer” under the Exchange Act, that is required to file reports with the Securities and Exchange Commission under Section 13 of the Exchange Act (the “Sterling SEC Reports”); Sterling has filed all Sterling SEC Reports required to be filed by it during the 12 months immediately preceding the date of this Agreement with the SEC; Sterling SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act or the Exchange Act, as applicable, (ii) except as disclosed on Schedule 7.2, were timely filed within the requirements of the Securities Act or the Exchange Act, as applicable (iii) included all necessary certifications of the principal executive officer, principal accounting officer and principal financial officer as required to be filed pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; and (iv) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; the representation in clause (iv) of the preceding sentence does not apply to any misstatement or omission in any Sterling SEC Report that was superseded by subsequent Sterling SEC Reports; the Sterling Shares are quoted on the OTC Bulletin Board of the Financial Industry Regulatory Authority Inc. under the symbol “SGCO”.

7.3 Capitalization.

Sterling has 13,480,000 Sterling Shares issued and outstanding, after cancellation of the President Shares, none of which are held in treasury. Schedule 7.3(a), which both parties agree will be delivered one (1) business day prior to the Closing, lists the names and addresses of each record holder of the issued and outstanding Sterling Shares, the number of Sterling Shares held by each such holder, repurchase or redemption rights for such shares in favor of Sterling, the vesting schedule and forfeiture provisions for any of such shares that are “restricted stock,” and the extent to which vesting will or may be accelerated by the transactions contemplated by this Agreement and any limitations on the ability of the holder of such capital stock to vote or dispose of such shares. All issued and outstanding Sterling Shares are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third party rights and in certificated form, and have been offered, sold and issued by Sterling in compliance with applicable securities and corporate Laws, Contracts applicable to Sterling and Sterling’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. The rights and privileges of the Sterling Shares are set forth in Sterling’s Organizational Documents or otherwise provided by Law. Except as disclosed on Schedule 7.3(b), there is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contracts of any character to which Sterling is a party or by which it is bound obligating Sterling to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any Sterling Shares or other equity in Sterling or obligating Sterling to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Sterling. Except as contemplated by this Agreement, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any Sterling Shares.

7.4 Subsidiaries.

Sterling does not have any Subsidiaries.

7.5 Valid and Binding Agreement.

The execution, delivery and performance of this Agreement and any Ancillary Agreements to which Sterling will become a party by Sterling have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Sterling and constitutes the valid and binding obligation of Sterling, enforceable against it in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which Sterling will become a party, when executed and delivered by Sterling, will constitute the valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms, subject to the Remedies Exception.

7.6 No Breach; Consents.

The execution, delivery and performance of this Agreement and any Ancillary Agreements to which it will become a party by Sterling will not (a) contravene any provision of the Organizational Documents of Sterling; (b) violate or conflict with any Law, Governmental Order or Governmental Authority; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Sterling;(d) require any Governmental Authorization; or (e) result in the creation of any Encumbrance upon Sterling or any of the assets of Sterling.

7.7 Brokerage.

No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Sterling for which iDcentrix or any Shareholder is or could become liable or obligated.

7.8 Investment Intent.

Sterling is acquiring the iDcentrix Shares for investment purposes only for its own account and not with a view to, or for, resale in connection with any distribution of the iDcentrix Shares within the meaning of the Securities Act; and the iDcentrix Shares are not being acquired with a view to or for the resale, distribution, subdivision or fractionalization thereof; and Sterling has no contract, undertaking, understanding, agreement, or arrangement, formal or informal, with any person to sell, transfer, or pledge to any person the iDcentrix Shares which it hereby acquires, or any part thereof; and it understands the legal consequences of the foregoing representations and warranties to mean that it must bear the economic risk of the investment for an indefinite period of time because the iDcentrix Shares have not been registered under the Securities Act, and, therefore, may be resold only if registered under the Securities Act, or if an exemption from such registration requirements is available.

7.9 Authorized Capital and Exchange Shares.

Sterling has sufficient authorized capital, pursuant to its current Organizational Documents, to issue all the Exchanges Shares required to be issued by it pursuant to this Agreement, to assume and meet its obligations under all of the iDcentrix Options, and to meet all outstanding conversion rights into Sterling Shares. The Exchange Shares will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Encumbrances and other third party rights and shall not be subject to pre-emptive or similar rights.

7.10 Financial Statements.

The audited financial statements and unaudited interim financial statements of Sterling included or incorporated by reference in the Sterling SEC Reports have been prepared in accordance with U.S. GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly in all material respects the financial position, results of operations and cash flows of Sterling at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year-end adjustments).

7.11 Certain Tax Matters.

(a)  Sterling has (i) timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any Governmental Entity, each of which was correctly completed and accurately reflected any liability for Taxes of Sterling covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established in Sterling’s books of account, in accordance with applicable generally accepted accounting principles and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof.

(b) Sterling has made (or caused to be made on its behalf) all estimated tax payments required to have been made to avoid any underpayment penalties.

(c) There are no Encumbrances for Taxes upon any assets of Sterling or, except Encumbrances for Taxes not yet due.

(d) Sterling has not requested any extension of time within which to file any Return, which Return has not since been filed.

(e) No deficiency for any Taxes has been proposed, asserted or assessed against Sterling that has not been resolved and paid in full. No waiver, extension or comparable consent given by Sterling regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return for any Tax year subsequent to the year ended December 31, 2005, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Sterling by any Governmental Entity regarding any such Tax, audit or other proceeding, or, to the Knowledge of Sterling, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of Sterling. Sterling has not entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

7.12 Undisclosed Liabilities.

Except as reflected or expressly reserved against in its balance sheets as reported in the Sterling SEC Reports, to its Knowledge, Sterling does not have any material Liability, contingent or otherwise, except (a) a Liability that has arisen after the date of the latest balance sheet as reported in the Sterling SEC Reports in the Ordinary Course of Business or (b) obligations under any Contract, Litigation, Plan, lease, license or commitment listed or otherwise disclosed on a Schedule to this Agreement or under any Contract, Litigation, Plan, lease, license or commitment not required to be listed or otherwise disclosed on such a Schedule.

7.13 Interim Changes.

Except as disclosed on Schedule 7.13, since the most recent Sterling SEC Report required to be filed pursuant to Section 13 of the Exchange Act, there has not been any Material Adverse Effect and:

(a) Sterling has not sold, leased, licensed, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) Sterling has not entered into any Contract (or series of related Contracts) outside the Ordinary Course of Business;

(c) no party (including Sterling) has accelerated, suspended, terminated, modified or canceled any Contract to which Sterling is a party or by which Sterling is bound that would have been a Sterling Material Contract at the time of any such action;

(d) no Encumbrance has been imposed on any assets of Sterling, except Permitted Encumbrances;

(e) Sterling has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(f) except for the transactions contemplated by this Agreement, Sterling has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business or acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any Person;

(g) Sterling has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money (including advances on existing credit facilities) or Capital Lease either involving more than $25,000 individually or $100,000 in the aggregate;

(h) Sterling has not delayed, postponed or accelerated the payment of accounts payable or other Liability or the receipt of any accounts receivable, in each case outside the Ordinary Course of Business;

(i) Sterling has not canceled, compromised, waived or released any right or claim (or series of related rights or claims) outside the Ordinary Course of Business;

(j) except incidental to the sale of products or services, Sterling has not granted any license or sublicense of any rights under or with respect to any Intellectual Property Rights;

(k) there has been no change made or authorized in the Organizational Documents of Sterling;

(l) except for the transactions contemplated by this Agreement, Sterling has not issued, sold or otherwise disposed of any of its capital stock or equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(m) Sterling has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock or equity interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or split, combined or reclassified any outstanding shares of its capital stock;

(n) Sterling has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property;

(o) Sterling has not entered into any employment or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement;

(p) Sterling has not granted any increase in the base compensation or made any other change in employment terms of any of its directors, officers or employees outside the Ordinary Course of Business;

(q) Sterling has not adopted, amended, modified or terminated any Plan (or taken any such action with respect to any Plan);

(r) Sterling has not discharged or satisfied any Encumbrance or paid any liability, in each case with a value in excess of $25,000 individually or $100,000 in the aggregate, other than current liabilities paid in the Ordinary Course of Business;

(s) Sterling has not disclosed to any Person other than iDcentrix and authorized representatives of iDcentrix any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is listed on Schedule 7.13 and is in full force and effect; and

(t) Sterling has not made any change in accounting principles or practices from those utilized in the preparation of the most recent unaudited and audited financial statements contained its most recent Sterling SEC Reports.

7.14 Title to Property.

Sterling has good and marketable title to all properties and assets, real and personal, reflected in its balance sheets as reported in the Sterling SEC Reports, and the properties and assets of Sterling are subject to no mortgage, pledge, or Encumbrance, except for Permitted Encumbrances.

7.15 Books and Records.

The books of account of Sterling are complete and correct. Each transaction is properly and accurately recorded on the books and records of Sterling and each document upon which entries in Sterling’s books and records are based is complete and accurate in all respects. The minute books and stock or equity records of Sterling, all of which have been made available to iDcentrix, are complete and correct. The minute books of Sterling contain accurate records of all meetings held and actions taken by the holders of stock or equity interests, the board of directors and committees of the board of directors or other governing body of Sterling, and no meeting of any such holders, board of directors or other governing body or committees has been held for which minutes are not contained in such minute books. At the Closing, all such books and records will be in the possession of Sterling.

7.16 Litigation.

No Litigation is pending or, to the Knowledge of Sterling, threatened against Sterling and, to the Knowledge of Sterling, there is no reasonable basis for any Litigation against Sterling. Sterling is not subject to any outstanding Governmental Order.

7.17 Insurance.

Sterling has at all times maintained insurance relating to its business and covering property, fire, casualty, liability, workers’ compensation and all other forms of insurance customarily obtained by businesses in the same industry. Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law and of any Contract to which Sterling is subject, (iii) is valid and enforceable, (iv) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated and (v) provides adequate insurance coverage for the activities of Sterling. Schedule 7.17 lists each policy of insurance in effect.

7.18 Compliance with Laws; Governmental Authorizations.

(a) Sterling has complied in all material respects with all applicable Laws and Governmental Orders. Sterling is not relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization that, to the Knowledge of Sterling, would not be available to Sterling after the Closing.

(b) Sterling has in full force and effect all Governmental Authorizations necessary to conduct its business and own and operate its properties. Sterling has complied in all material respects with all Governmental Authorizations applicable to it.

(c) Sterling has not offered, authorized, promised, made or agreed to make any gifts, payments or transfers of property of any kind (other than incidental gifts of nominal value) in connection with any actual or proposed transaction, except as required or permitted by the Laws of each applicable jurisdiction and in each such case has complied with the U.S. Foreign Corrupt Practices Act.

7.19 Environmental Matters.

(a) As used in this Section 7.19, terms shall have the meaning provided in Section 6.18, except for the following:

(i)	“Property” means real property owned, leased, controlled or occupied by Sterling.

(ii)
“Regulatory Action” means any Litigation with respect to Sterling brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(b) No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of Sterling, threatened against Sterling.

(c) Sterling has obtained all permits, licenses and other authorizations which are required under applicable Environmental Laws for the conduct of the Business as presently conducted.

(d) Sterling is in material compliance with the terms and conditions of all of its permits, licenses and other authorizations required under any Environmental Law;

(e) Sterling is in material compliance with all applicable Environmental Laws;

(f) No material expenditure will be required in order for Sterling or iDcentrix to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Property in a manner consistent with the present operation thereof.

(g) No Encumbrance has been attached or filed against Sterling in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

7.20 Employees.

(a) Schedule 7.20 states the number of employees of Sterling as of the date of this Agreement with full-time, part-time and temporary status and total number of employees in the aggregate.

(b) Sterling has complied at all times with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment compensation, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state law. Sterling does not have any labor relations problem pending or, to the Knowledge of Sterling, threatened, and its labor relations are satisfactory. There are no workers’ compensation claims pending against Sterling, or, to the Knowledge of Sterling, any facts that would give rise to such a claim. No employee of Sterling is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business.

(c) No employee of Sterling is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

(d) Sterling has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

7.21 Employee Benefits.

(a) Schedule 7.21 contains a complete list, as of the Closing Date, of all material Plans sponsored or maintained by Sterling or with respect to which Sterling has any obligation to make contributions.

(b) (i) All contributions, premium payments and other payments required to be made in connection with the Plans have been made, (ii) a proper accrual has been made on the books of account of Sterling for all contributions, premium payments and other payments due in the current fiscal year, and (iii) Sterling is not liable for any accumulated funding deficiency not set forth in Schedule 7.21 and the projected benefit obligations do not exceed the assets of any Plan.

(c) The consummation of the transactions contemplated by this Agreement will not (i) cause any Plan to increase benefits payable to any participant or beneficiary, or (ii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

(d) No Litigation is pending with regard to any Plan other than routine uncontested claims for benefits.

7.22 Affiliate Transactions.

Except as described on Schedule 7.22, no Insider has any Contract with Sterling (other than employment not represented by a written Contract and terminable at will), any loan to or from Sterling or any interest in any assets (whether real, personal or mixed, tangible or intangible) used in or pertaining to the business of Sterling (other than ownership of capital stock of Sterling). No Insider has any direct or indirect interest in any competitor, supplier or customer of Sterling or in any Person from whom or to whom Sterling or any Subsidiary leases any property, or in any other Person with whom Sterling or any Subsidiary otherwise transacts business of any nature.

7.23 Solvency.

(a) Sterling is not insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 7.23, “insolvent” means that the sum of the debts and other probable Liabilities of Sterling exceeds the present fair saleable value of its assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Sterling will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Sterling will not have unreasonably small capital with which to conduct its present or proposed Business; (iii) Sterling will have assets (calculated at fair market value) that exceed its Liabilities; (iv) taking into account all pending and threatened litigation, final judgments against Sterling in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Sterling will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Sterling; and (v) the cash available to Sterling, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

7.24 Material Contracts.

(a) Schedule 7.24 lists the following Contracts to which Sterling is a party or subject or by which it is bound (the “Sterling Material Contracts”):

(i)	each employment, agency, collective bargaining or consulting Contract;

(ii)	each Contract (A) with any Insider or (B) between or among any Insiders relating in any way to Sterling;

(iii)	each lease of real or personal property with aggregate annual payments in excess of $100,000;

(iv)	each Contract for the sale of any capital assets;

(v)	each Contract for capital expenditures in excess of $100,000;

(vi)	each Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of Sterling;

(vii)	each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Sterling other than in the Ordinary Course of Business;

(viii)	each Contract relating to any surety bond or letter of credit required to be maintained by Sterling;

(ix)	each Contract that contains or provides for an express undertaking by Sterling to be responsible for consequential damages in excess of $100,000;

(x)	each Contract providing for the development of any products, Software or Intellectual Property Rights or the delivery of any services by, for or with any third party in excess of $100,000;

(xi)
each Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit Sterling from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(xii)	each Contract pertaining to confidentiality or non-disclosure;

(xiii)
each Contract terminable by any other party upon a change of control of Sterling or upon the failure of Sterling to satisfy financial or performance criteria specified in such Contract, which if terminated would have a Material Adverse Effect on the Business;

(xiv)	each stock purchase, stock option and stock incentive plan (other than a Plan);

(xv)	each power of attorney that is currently in effect; and

(xvi)
each other Contract of Sterling not entered into in the Ordinary Course of Business or that is material to the business, financial condition, results of operations or prospects of Sterling taken as a whole.

(b) Each Sterling Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception. Sterling has performed all obligations required to be performed by it in connection with each Sterling Material Contract, except where such non-performance would not have a Material Adverse Effect. Sterling has not received any notice of any claim of default by it under or termination of any Sterling Material Contract. Sterling does not have any present expectation or intention of not fully performing any obligation pursuant to any Sterling Material Contract, and there is no breach, anticipated breach or default by Sterling or, to the Knowledge of Sterling, any other party to any Sterling Material Contract.

7.25 Confidentiality.

Until the Closing (and thereafter if there is no Closing), Sterling and its representatives will keep confidential any information which they obtain from iDcentrix concerning the properties, assets and business of iDcentrix. If the transactions contemplated by this Agreement are not consummated by January 28, 2008, or such other date as the parties may agree, Sterling will return to iDcentrix all written matter with respect to iDcentrix obtained by Sterling in connection with the negotiation or consummation of this Agreement.

7.26 Access to Information Regarding iDcentrix.

Sterling acknowledges that they have been delivered copies of what has been represented to be documentation containing all material information respecting iDcentrix and its present and contemplated business operations, potential acquisitions, management and other factors; that they have had a reasonable opportunity to review such documentation and discuss it, to the extent desired, with their legal counsel, directors and executive officers; that they have had, to the extent desired, the opportunity to ask questions of and receive responses from the directors and executive officers of iDcentrix, and with the legal and accounting firms of iDcentrix, with respect to such documentation; and that to the extent requested, all questions raised have been answered to their complete satisfaction. Sterling acknowledges that iDcentrix is a high risk early development stage company that is subject to all the attendant risks and uncertainties of similarly situated businesses.

7.27 Disclosure.

The representations and warranties of Sterling in this Agreement, the Disclosure Schedule and the Latest Financial Statements do not contain any untrue statement or omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

VIII. COVENANTS OF SHAREHOLDERS, IDCENTRIX AND STERLING

8.1 iDcentrix Conduct of the Business.

The Shareholders and iDcentrix will cause iDcentrix to observe the following provisions up to and including the Closing Date:

(a) iDcentrix will conduct the Business only in, and iDcentrix will not take any action except in, the Ordinary Course of Business and in accordance with applicable Law;

(b) iDcentrix will not amend or modify any iDcentrix Material Contract or enter into any Contract that would have been an iDcentrix Material Contract if such Contract had been in effect on the date of this Agreement, except as set forth in the Disclosure Schedule;

(c) iDcentrix will (i) use its best efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii), subject to applicable Laws, confer on a regular basis with representatives of Sterling to report operational matters and the general status of ongoing operations as requested by Sterling and (iii) not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by iDcentrix in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty;

(d) iDcentrix will not cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

8.2 Sterling Conduct of Business

Sterling will observe the following provisions up to and including the Closing Date:

(a) Sterling will conduct its business only in, and Sterling will not take any action except in, the Ordinary Course of Business and in accordance with applicable Law;

(b) Sterling will not amend or modify any Sterling Material Contract or enter into any Contract that would have been a Sterling Material Contract if such Contract had been in effect on the date of this Agreement, except as set forth in the Disclosure Schedule;

(c) Sterling will (i) use its best efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii), subject to applicable Laws, confer on a regular basis with representatives of iDcentrix to report operational matters and the general status of ongoing operations as requested by iDcentrix and (iii) not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by Sterling in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty;

(d) Sterling will not cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

8.3 Notice of Developments.

(a) The Shareholders and iDcentrix will promptly notify Sterling of any emergency or other change in the Ordinary Course of Business of iDcentrix or the commencement or threat of Litigation. The Shareholders will promptly notify Sterling in writing if any Shareholder should discover that any representation or warranty made by such Shareholder in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. iDcentrix will promptly notify Sterling in writing if it should discover that any representation or warranty made by iDcentrix in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect.

(b) Sterling will promptly notify the Shareholders and iDcentrix of any emergency or other change in the Ordinary Course of Business of Sterling or the commencement or threat of Litigation. Sterling will promptly notify the Shareholders and iDcentrix in writing if it should discover that any representation or warranty made by Sterling in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect.

8.4 Audited Financial Statements.

iDcentrix agrees with Sterling that no later than 60 days after the Closing Date, iDcentrix shall deliver a balance sheet of iDcentrix and statements of income, changes in shareholders’ equity and cash flows of iDcentrix as of the date and period as may be required to comply with Sterling’s SEC reporting obligations of the acquisition of iDcentrix (collectively, the “Required Financial Statements”), prepared in accordance with U.S. GAAP consistently applied during the periods indicated and present fairly the financial position, results of operations and cash flows of iDcentrix at the respective dates and for the respective periods indicated, and audited by an independent public accountant properly registered and qualified by the United States Public Company Accounting Oversight Board.

8.5 Sterling Listing.

Sterling will use its best efforts to cause the Sterling Shares to remain eligible for quotation on the Over-the-Counter Bulletin Board.

8.6 Other Covenants.

The Shareholders, iDcentrix and Sterling hereby agree to use their best efforts to undertake, or cause to be undertaken, all actions necessary to fulfill the agreements made by such party herein and to fulfill all conditions precedent to the Closing of this Agreement before the Closing Date.

IX. ORGANIZATIONAL DOCUMENTS OF STERLING AFTER SHARE EXCHANGE

9.1 Sterling Articles of Incorporation.

Upon Closing of the Share Exchange, the Articles of Incorporation of Sterling will be amended by a consent resolution of the shareholders of Sterling to effect the Name Change of Sterling to “iDcentrix, Inc.” (the “Name Change Resolution”); prior to the Closing Date, the Shareholders hereby agree to execute and deliver to the Shareholder Representative at the address for iDcentrix, provided below, the “Power of Attorney for Approval of Name Change and Consent to Share Exchange” attached as Annex B to the Information Statement, which grants, in part, the Shareholder Representative the limited authority to vote the Shareholder’s Exchange Shares in favor of the Name Change through a written consent of the Sterling Shareholders in lieu of a meeting of the Sterling Shareholders or otherwise as the case may be. As amended the Articles of Incorporation of Sterling will be the Articles of Incorporation moving forward (“Articles of Incorporation”).

9.2 Sterling Bylaws.

Prior to Closing, Sterling hereby agrees to amend and restate, or to cause to be amended and restated, its bylaws such that its bylaws are substantially identical to those bylaws attached to the Information Statement as Annex E. Such amended and restated bylaws will be the bylaws of Sterling moving forward (“Bylaws”).

X. OFFICERS AND DIRECTORS OF STERLING AFTER SHARE EXCHANGE

10.1 Directors.

Upon Closing and as of the Effective Time, Sterling shall cause its director, Linda S. Smith, to resign as director of Sterling and shall cause Francine Dubois, Paul Gifford, Bruce Morris and Michael Harris to be elected as the directors of Sterling until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation or Bylaws.

10.2 Officers.

Upon Closing and as of the Effective Time, the board of directors of Sterling shall cause Linda S. Smith to resign as president, principal executive officer, principal accounting officer, principal financial officer, secretary and treasurer and shall appoint Francine Dubois to the office of Chief Executive Officer and President and Gary Freeman as Chief Financial Officer until their successors have been duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the Articles of Incorporation or Bylaws.

XI. CONDITIONS TO CLOSING

11.1 Conditions to Sterling’s Obligations.

The obligation of Sterling to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in Sterling’s sole discretion (but no such waiver will waive any rights or remedy otherwise available to Sterling), of each of the following conditions at or prior to the Closing:

(a) Except as would not have a Material Adverse Effect, the representations and warranties set forth in Articles V and VI, are true and correct at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date (without taking into account any supplemental disclosures after the date of this Agreement by Shareholders or iDcentrix or the discovery of information by Sterling);

(b) The Shareholders and iDcentrix will have performed and complied with each of their respective agreements contained in this Agreement in all material respects that are required to be completed prior to Closing;

(c) Each Required Consent will have been obtained and be in full force and effect and such actions as Sterling’s counsel may reasonably require will have been taken in connection therewith;

(d) No iDcentrix Material Adverse Effect will have occurred;

(e) iDcentrix will have delivered each of the agreements, certificates, instruments and other documents that it is obligated to deliver pursuant to Section 3.3(a)(i), and such agreements so delivered will be in full force and effect; and

(f) iDcentrix will have closed the Private Placement.

11.2 Conditions to Shareholders’ Obligations.

The obligation of Shareholders to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in whole or in part, in the sole discretion of the Shareholders’ Representative (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Closing:

(a) The representations and warranties set forth in Article VII will be true and correct in all material respects;

(b) Sterling will have performed and complied with each of its agreements contained in this Agreement in all material respects that are required to be completed prior to Closing;

(c) Each Required Consent will have been obtained and be in full force and effect and such actions as the Shareholders Representative or iDcentrix’s counsel may reasonably require will have been taken in connection therewith;

(d) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(e) No Sterling Material Adverse Effect will have occurred;

(f) Sterling will have delivered each of the certificates, instruments and other documents that it is obligated to deliver pursuant to Section 3.3(a)(ii);

(g) iDcentrix will have closed the Private Placement.

XII. INDEMNIFICATION

12.1 Indemnification by Shareholders.

(a) Each individual Shareholder will indemnify each of Sterling and iDcentrix (for purposes of this Section 12.1 only, “Indemnitees”) and hold them harmless against any Loss, whether or not actually incurred prior to the applicable date referred to in Section 12.1(b), arising from, relating to or constituting any breach or inaccuracy in any of the representations and warranties of such individual Shareholder contained in Article V of this Agreement or in the Disclosure Schedule or any closing certificate delivered by or on behalf of such Shareholder pursuant to this Agreement or any breach of any of the agreements of such Shareholder contained in this Agreement (collectively, “Indemnitee Losses”).

(b) If any Indemnitee has a claim for indemnification under this Section 12.1, such Indemnitee will deliver to the Shareholders Representative one or more written notices of Losses (each an “Indemnitee Claim”), prior to the period expiring on the first anniversary of the Closing Date. The Shareholders Representative will then forward as soon as practicable, but in no event later than within five (5) business days, such Indemnitee claim to the respective Shareholder to which it relates. Shareholders will have no liability under this Section 12.1 unless the written notices required by the preceding sentence are given by the date specified. Any Indemnitee Claim will state in reasonable detail the basis for such Indemnitee Losses to the extent then known by Indemnitee and the nature of Indemnitee Loss for which indemnification is sought, and it may state the amount of Indemnitee Loss claimed. If such Indemnitee Claim (or an amended Indemnitee Claim) states the amount of Indemnitee Loss claimed and such Shareholder notifies Indemnitee that such Shareholder does not dispute the claim described in such notice or fails to notify Indemnitee within 20 business days after delivery of such notice by Shareholders Representative whether such Shareholder disputes the claim described in such notice, Indemnitee Loss in the amount specified in Indemnitee’s notice will be admitted by such Shareholder (an “Admitted Claim”), and such Shareholder will pay the amount of such Indemnitee Loss to Indemnitee. If Shareholder has timely disputed the liability of Shareholder with respect to an Indemnitee Claim (or an amended Indemnitee Claim) stating the amount of an Indemnitee Loss claimed, such Shareholder and Indemnitee will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within 30 days after delivery by the Shareholders Representative of the Indemnitee Claim, Indemnitee may seek judicial recourse. If an Indemnitee Claim does not state the amount of Indemnitee Loss claimed, such omission will not preclude Indemnitee from recovering from such Shareholder the amount of Indemnitee Loss described in such Indemnitee Claim if any such amount is subsequently provided in an amended Indemnitee Claim. In order to assert its right to indemnification under this Article XII, Indemnitee will not be required to provide any notice except as provided in this Section 12.1(b).

(c) Shareholder will pay the amount of any Indemnitee Loss to Indemnitee within 10 days following the determination of Shareholder’s liability for and the amount of an Indemnitee Loss (whether such determination is made pursuant to the procedures set forth in this Section 12.1, by agreement between Indemnitee and such Shareholder, by arbitration award or by final adjudication).

12.2 Indemnification by iDcentrix.

(a) iDcentrix will indemnify each of Sterling and the Shareholders (for purposes of this Section 12.2 only, “Indemnitees”) and hold them harmless against any Loss, whether or not actually incurred prior to the applicable date referred to in Section 12.2(b), arising from, relating to or constituting any breach or inaccuracy in any of the representations and warranties of such individual Shareholder contained in Article VI of this Agreement or in the Disclosure Schedule or any closing certificate delivered by or on behalf of iDcentrix pursuant to this Agreement or any breach of any of the agreements of iDcentrix contained in this Agreement (collectively, “Indemnitee Losses”).

(b) If any Indemnitee has a claim for indemnification under this Section 12.2, such Indemnitee will deliver to iDcentrix one or more written notices of Losses (each an “Indemnitee Claim”), prior to the period expiring on the first anniversary of the Closing Date. iDcentrix will have no liability under this Section 12.2 unless the written notices required by the preceding sentence are given by the date specified. Any Indemnitee Claim will state in reasonable detail the basis for such Indemnitee Losses to the extent then known by Indemnitee and the nature of Indemnitee Loss for which indemnification is sought, and it may state the amount of Indemnitee Loss claimed. If such Indemnitee Claim (or an amended Indemnitee Claim) states the amount of Indemnitee Loss claimed and iDcentrix notifies Indemnitee that iDcentrix does not dispute the claim described in such notice or fails to notify Indemnitee within 20 business days after delivery of such notice to iDcentrix whether iDcentrix disputes the claim described in such notice, Indemnitee Loss in the amount specified in Indemnitee’s notice will be admitted by iDcentrix (an “Admitted Claim”), and iDcentrix will pay the amount of such Indemnitee Loss to Indemnitee. If iDcentrix has timely disputed the liability of iDcentrix with respect to an Indemnitee Claim (or an amended Indemnitee Claim) stating the amount of an Indemnitee Loss claimed, iDcentrix and Indemnitee will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within 30 days after delivery to iDcentrix of the Indemnitee Claim, Indemnitee may seek judicial recourse. If an Indemnitee Claim does not state the amount of Indemnitee Loss claimed, such omission will not preclude Indemnitee from recovering from iDcentrix the amount of Indemnitee Loss described in such Indemnitee Claim if any such amount is subsequently provided in an amended Indemnitee Claim. In order to assert its right to indemnification under this Article XII, Indemnitee will not be required to provide any notice except as provided in this Section 12.2(b).

(c) iDcentrix will pay the amount of any Indemnitee Loss to Indemnitee within 10 days following the determination of iDcentrix’s liability for and the amount of an Indemnitee Loss (whether such determination is made pursuant to the procedures set forth in this Section 12.2, by agreement between Indemnitee and iDcentrix, by arbitration award or by final adjudication).

12.3 Indemnification by Sterling.

(a) Sterling will indemnify each of iDcentrix and each of the Shareholders (for purposes of this Section 12.3 only, “Indemnitees”) and hold them harmless against any Loss, whether or not actually incurred prior to the applicable date referred to in Section 12.3(b), arising from, relating to or constituting any breach or inaccuracy in any of the representations and warranties of Sterling contained in Article VII of this Agreement or in the Disclosure Schedule or any closing certificate delivered by or on behalf of Sterling pursuant to this Agreement or any breach of any of the agreements of Sterling contained in this Agreement (collectively, “Indemnitee Losses”).

(b) If any Indemnitee has a claim for indemnification under this Section 12.3, such Indemnitee will deliver to Sterling one or more written notices of Losses (each an “Indemnitee Claim”), prior to the period expiring on the first anniversary of the Closing Date. Sterling will have no liability under this Section 12.3 unless the written notices required by the preceding sentence are given by the date specified. Any Indemnitee Claim will state in reasonable detail the basis for such Indemnitee Losses to the extent then known by Indemnitee and the nature of Indemnitee Loss for which indemnification is sought, and it may state the amount of Indemnitee Loss claimed. If such Indemnitee Claim (or an amended Indemnitee Claim) states the amount of Indemnitee Loss claimed and Sterling notifies Indemnitee that Sterling does not dispute the claim described in such notice or fails to notify Indemnitee within 20 business days after delivery of such notice to Sterling whether Sterling disputes the claim described in such notice, Indemnitee Loss in the amount specified in Indemnitee’s notice will be admitted by Sterling (an “Admitted Claim”), and Sterling will pay the amount of such Indemnitee Loss to Indemnitee. If Sterling has timely disputed the liability of Sterling with respect to an Indemnitee Claim (or an amended Indemnitee Claim) stating the amount of an Indemnitee Loss claimed, Sterling and Indemnitee will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within 30 days after delivery to Sterling of the Indemnitee Claim, Indemnitee may seek judicial recourse. If an Indemnitee Claim does not state the amount of Indemnitee Loss claimed, such omission will not preclude Indemnitee from recovering from Sterling the amount of Indemnitee Loss described in such Indemnitee Claim if any such amount is subsequently provided in an amended Indemnitee Claim. In order to assert its right to indemnification under this Article XII, Indemnitee will not be required to provide any notice except as provided in this Section 12.3(b).

(c) Sterling will pay the amount of any Indemnitee Loss to Indemnitee within 10 days following the determination of Sterling’s liability for and the amount of an Indemnitee Loss (whether such determination is made pursuant to the procedures set forth in this Section 12.3, by agreement between Indemnitee and Sterling, by arbitration award or by final adjudication).

XIII. GENERAL

13.1 Press Releases and Announcements.

Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with iDcentrix, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as both Sterling and iDcentrix determine and approve, unless otherwise required by law, provided however, that when practicable, before one party makes any announcement required by Law, a copy of the announcement and notice of the provision of law requiring its disclosure will be provided to the other party. Unless consented to by Sterling, iDcentrix and the Shareholders Representative or required by Law, Sterling, iDcentrix and the Shareholders will keep this Agreement and the transactions contemplated by this Agreement confidential.

13.2 Expenses.

Except as otherwise expressly provided for in this Agreement, Shareholders, Sterling, and iDcentrix. respectively, will each pay all expenses incurred by each of them in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not). The Shareholders agree that iDcentrix has not borne and will not bear any of Shareholders’ expenses in connection with the transactions contemplated by this Agreement.

13.3 Amendment and Waiver.

This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

13.4 Notices.

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five (5) business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to each of Sterling, iDcentrix, the Shareholders and Shareholders Representative will, unless another address is specified in writing, be sent to the respective addresses indicated below:

If to Sterling: Sterling Gold Corp. c/o Linda S. Smith 810 Jewel Blackfoot, Idaho 83221 Facsimile No. (208) 785-4673 Email: lssmith@cableone.net
With a copy to: Conrad C. Lysiak, Esq. 601 West Fifth Avenue, Suite 903 Spokane, Washington 99201 Facsimile No. (509) 747-1770 Email: cclysiak@qwest.net
If to Shareholders or Shareholders Representative: Francine Dubois 2101 Rosecrans Avenue, Suite 4240 El Segundo, California 90245 Facsimile No. (310) 414-8145 Email: francine.dubois@idcentrix.com
If to iDcentrix: iDcentrix, Inc. Attn: Francine Dubois 2101 Rosecrans Avenue, Suite 4240 El Segundo, California 90245 Facsimile No. (310) 414-8145 Email: francine.dubois@idcentrix.com

With a copy to: Dorsey & Whitney LLP Republic Plaza Building Suite 4700, 370 Seventeenth St. Denver, CO 80202-5647 Fax: 303-629-3450 Email: brenkert.jason@dorsey.com Attention: Jason K. Brenkert, Esq

13.5 Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

13.6 No Third-Party Beneficiaries.

Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

13.7 Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.8 Complete Agreement.

This Agreement and, when executed and delivered, the Ancillary Agreements contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral. Each of the parties to this Agreement acknowledge that the other parties hereto have not made any representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement.

13.9 Schedules.

The Disclosure Schedule contains a series of schedules corresponding to the sections contained in Articles V, VI and VII. Nothing in the Disclosure Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Disclosure Schedule identifies in the corresponding schedule the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself. The schedules in the Disclosure Schedule relate only to the representations and warranties in the section and subsection of this Agreement to which they correspond and not to any other representation or warranty in this Agreement.

13.10 Signatures; Counterparts.

This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

13.11 Governing Law.

The domestic law, without regard to conflicts of laws principles, of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

13.12 Specific Performance.

Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of iDcentrix, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that Sterling provide any bond or other security). The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

13.13 Jurisdiction.

Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

13.14 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13.14.

13.15 Construction.

The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” A statement that an action has not occurred in the past means that it is also not presently occurring. When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

13.16 Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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SIGNATURES

IN WITNESS WHEREOF, Sterling, iDcentrix, the Shareholders and the Shareholders Representative have executed this Share Exchange Agreement as of the date first above written.

STERLING:	SHAREHOLDERS:

Sterling Gold Corp.	By:
Name: Francine Dubois
By:	Title: Attorney-in-Fact for the Shareholders
Name: Linda S. Smith
Title: President

IDCENTRIX:	SHAREHOLDERS REPRESENTATIVE:

iDcentrix, Inc.

By:	Name: Francine Dubois
Name: Francine Dubois
Title: Chief Executive Officer